VCG HOLDING CORP. FORMS SPECIAL COMMITTEE IN RESPONSE TO ACQUISITION PROPOSAL

Denver, CO – November 4, 2009 — VCG Holding Corp. (NasdaqGM: VCGH), a growing and leading consolidator and operator of adult nightclubs, announced today that it received a non-binding letter of intent on November 3, 2009 from the Company’s Chairman and Chief Executive Officer, Troy Lowrie, Lowrie Management, LLLP, an entity controlled by Mr. Lowrie, and certain other unidentified investors (collectively, “Lowrie”), to acquire all of the outstanding common stock of the Company for $2.10 per share in cash (the “Acquisition”). The Proposal contemplates that the Company would no longer be a public reporting or trading company following the closing of the Acquisition. The Company’s Board of Directors has formed a Special Committee consisting solely of directors who are independent under the NASDAQ independence rules to review and evaluate the Proposal and to recommend to the Company’s Board of Directors whether or not to approve or decline the Proposal. The Special Committee was formed to maximize shareholder value, including evaluating the Company’s alternatives to the Proposal. The members of the Special Committee are George Sawicki, Kenton Sieckman and Carolyn Romero. The Proposal is subject to the approval of the Special Committee, the Company’s Board of Directors and the Company’s shareholders.

No assurance can be given that an agreement on terms satisfactory to the Special Committee or the Board of Directors will result from the Proposal submitted by Lowrie or any other party, or that any transaction recommended by the Special Committee will be completed.

About VCG Holding Corp.

VCG Holding Corp. is an owner, operator, and consolidator of adult nightclubs throughout the United States. The Company currently owns 20 adult nightclubs located in Anaheim, Indianapolis, St. Louis, Denver, Colorado Springs, Ft. Worth, Dallas, Raleigh, Minneapolis, Louisville, Miami, and Portland, ME.

Forward Looking Statement

Certain statements in this Current Report on Form 8-K are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical fact, included in this Current Report on Form 8-K that address activities, events or developments that we believe or anticipate will or may occur in the future are forward-looking statements. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict, including, without limitation, whether the Special Committee of the Company’s Board of Directors and the full Board of Directors will approve the Proposal and, if approved, whether the Proposal will be successfully completed. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous risks, uncertainties and factors identified from time to time in the Company’s reports with the Securities and Exchange Commission, including our Annual Report on Form 10-K/A for the year ended December 31, 2008. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these risks, uncertainties and factors. All guidance and forward-looking statements in this Current Report on Form 8-K are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.

VCG Holding Corp. Troy Lowrie Chief Executive Officer (303) 934-2424 TLowrie@VCGH.com	- or-	The Equity Group Inc. Devin Sullivan Senior Vice President (212) 836-9608 DSullivan@equityny.com

Courtney Cowgill Chief Financial Officer (303) 934-2424 CCowgill@VCGH.com		Gerrard Lobo Senior Account Executive (212) 836-9610 GLobo@equityny.com